Exhibit 10.3

ePlus inc.
Annual Restricted Stock Award Agreement for Non-Employee Directors

Participant:	%%FIRST_NAME%-% %%MIDDLE_NAME%-%%%LAST_NAME%-%
Grant Number:	%%OPTION_NUMBER%-%
Date of Award:	%%OPTION_DATE%-%
Total Number of Shares:	%%TOTAL_SHARES_GRANTED%-%

1.
Restricted Stock Award – Terms and Conditions.  This Agreement confirms the grant under and subject to the provisions of the ePlus inc. 2024 Non-Employee Director Long-Term Incentive Plan (the “Plan”) and the terms and conditions set forth herein (“Terms and Conditions”) to the above-named Participant of the number of a Restricted Stock Award of such number of shares of common stock, $0.01 par value per share (the “Common Stock”), of the Company as set forth above. This Agreement merely evidences such grant, and does not constitute property of any nature or type or confer any additional rights. This grant is subject in all respects to the applicable terms of the Plan. A copy of the Plan (or related Prospectus delivered to you with this Agreement) may be obtained at no cost by contacting the HR Department at hr@eplus.com.

2.	Restriction Period. For purposes of this Agreement, the Restriction Period (the “Restriction Period”) is:
a.	the period beginning on the grant date and ending on the first anniversary of the grant; or
b.	if earlier than the first anniversary of the grant, on the date of the Company’s annual stockholder meeting that next follows after the date that the Award was granted.
Provided, however, that the Restriction Period with respect to such Restricted Shares shall lapse immediately upon the occurrence of certain events as set forth in the Plan and/or Section 7, below.

3.
Restrictions and Forfeiture.  The Restricted Shares are granted to the Participant subject to the prohibitions on transfer set forth in Section 6 below, which shall lapse, if at all, upon the expiration of the Restriction Period as described in Section 7 below.

4.
Rights During Restriction Period.  During the Restriction Period, the Participant may exercise full voting rights with respect to all Restricted Shares subject to the Award.  The Restricted Shares shall accrue dividends that will be credited in the form of cash or securities, as applicable, to the Participant’s account, on the date the dividend is issued. At the end of the Restriction Period, all credited cash dividends or securities, as applicable, will be distributed to the Participant. If the number of outstanding shares of Common Stock is changed as a result of a stock dividend, stock split or the like, without additional consideration to the Company, the Restricted Shares subject to this Award shall be adjusted to correspond to the change in the outstanding shares of the Company’s Common Stock. For the avoidance of doubt, upon the expiration of the Restriction Period, the Participant may exercise voting rights and shall be entitled to receive dividends and other distributions with respect to the number of Shares to which the Participant is entitled pursuant hereto.

5.
Release of Award.  Provided the Award has not previously been forfeited, as soon as reasonably practicable following the expiration of the Restriction Period and the satisfaction of the applicable tax withholding obligations, the Company shall at its option, cause the Restricted Shares to which the Participant is entitled pursuant hereto (i) to be released without restriction on transfer by delivery to the custody of the Participant of a stock certificate in the name of the Participant or his or her designee, or (ii) to be credited without restriction on transfer to a book-entry account for the benefit of the Participant or his or her designee maintained by the Company’s stock transfer agent or its designee.

6.
Prohibition Against Transfer.  Until the expiration of the Restriction Period, the Award and the Restricted Shares subject to the Award and the rights granted under the Terms and Conditions and this Agreement are not transferable except to family members or trusts by will or by the laws of descent and distribution, provided that the Award and the Restricted Shares may not be so transferred to family members or trusts except as permitted by applicable law or regulations. Without limiting the generality of the foregoing, except as aforesaid, until the expiration of the Restriction Period, the Award and Restricted Shares may not be sold, exchanged, assigned, transferred, pledged, hypothecated, encumbered or otherwise disposed of, shall not be assignable by operation of law, and shall not be subject to execution, attachment, charge, alienation or similar process. Any attempt to effect any of the foregoing shall be null and void and without effect.

7.
Forfeiture; Termination of Board Service.  Restricted Shares that are included in this Award shall be forfeited by the Participant upon the Participant’s termination of service as a member of the Board prior to vesting for any reason other than death or Disability (as defined in the Plan) or as otherwise provided in the Plan. All Restricted Shares will immediately vest upon a Change in Control, as defined in the Plan, provided Participant is a member of the Board immediately prior to such Change in Control, or upon mandatory retirement, if any, as provided in the Plan.

8.
Miscellaneous.  These Terms and Conditions and other portions of this Agreement: (a) shall be binding upon and inure to the benefit of any successor of the Company; (b) shall be governed by the laws of the State of Delaware and any applicable laws of the United States; and (c) except as permitted under Sections 9 and 11of the Plan, may not be amended without the written consent of both the Company and the Participant. The Agreement shall not in any way interfere with or limit the right of the Company or the Board to terminate the Participant’s service as a director of the Company at any time, and no contract or right of continued service as a director of the Company shall be implied by the Terms and Conditions and this Agreement of which they form a part. For the purposes of the Terms and Conditions and this Agreement, service as a director of the Company, any Subsidiary or a successor to the Company shall be considered service to the Company.

9.
Incorporation of Plan Provisions.  The Terms and Conditions and this Agreement are made pursuant to the Plan, the provisions of which are hereby incorporated by reference. Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan. In the event of a conflict between the terms of the Terms and Conditions and this Agreement, and the Plan, the terms of Plan shall govern.